EXHIBIT 5.1

54, rue la Boétie
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France
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Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549

May 5, 2003

RE: IMAGICTV OPTION PLAN

Ladies and Gentlemen:

I am the General Counsel of Alcatel (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the Arrangement Agreement dated February 6, 2003 (the “Arrangement Agreement”) among the Company and ImagicTV Inc. As part of the acquisition, options granted under the ImagicTV Option Plan (the “Plan”) will become options to purchase shares, nominal value € 2 of the Company (the “Shares”) based on the exchange ratio in the Arrangement Agreement. In that regard, the Company is filing a registration statement on Form S-8 to register 415,922 Shares (the “Option Shares”), which may be represented by the Company’s American Depositary Shares that are quoted on The New York Stock Exchange (“ADSs”).

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of the foregoing, I am of the opinion that the Option Shares have been duly authorized and will, when issued in accordance with the Arrangement Agreement and the Plan, be validly issued, fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely for your benefit in connection with the registration of the offering, sale and delivery of the Option Shares, which may be represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission to register the Option Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ Pascal Durand-Barthez

Pascal Durand-Barthez
General Counsel